Exhibit 10.1

Costco Wholesale Corporation
Fiscal 2025 Executive Bonus Plan

For fiscal year 2025, executive officers other than the Chief Executive Officer and the President are eligible for a total bonus of up to $232,000. This amount includes $80,000 based on targets relating to sales and $80,000 based on targets relating to pre-tax income. The potential payment attributable to each of these performance goals may be from zero to up to 120% of the target amount, based on the level of achievement. Up to $40,000 can be earned relating to environmental and social objectives: $24,000 relating to achievement of quantitative performance metrics (including metrics concerning diversity equity and inclusion, resource consumption, and other emissions and environmental-related areas); and up to $16,000 based on a discretionary assessment by the Chief Executive Officer of the officers’ environmental and social achievements (including, without limitation, progress in controlling emissions).
For fiscal year 2025, the Chief Executive Officer is eligible to receive a bonus of up to $700,000. This amount includes $250,000 based on targets relating to sales and $250,000 based on targets relating to pre-tax income. The potential payment attributable to each of these performance goals may be from zero to up to 120% of the target amount, based on the level of achievement. In addition, $100,000 can be earned relating to environmental and social objectives for achievement of quantitative performance metrics (as discussed above).
Base bonus targets are exclusive of foreign currency changes. The final bonus amounts are subject to the approval of the Compensation Committee and the Nominating and Corporate Governance Committee as to the environmental and social bonuses. To be eligible for the annual bonus, an individual must be employed by the Company at the time bonus checks are issued (November).